Exhibit 10.36

MASTER SERVICES AGREEMENT

This Master Services Agreement by and between Rainmaker Systems, Inc. (“Provider”), a corporation registered in Delaware and located at 1800 Green Hills Road, Scotts Valley, California 95066, and Sony Electronics Inc., (“Sony”) a Delaware corporation, located at One Sony Drive, Park Ridge, NJ 07656 is effective as of April 22, 2004 (“Effective Date”). This Master Services Agreement and its Schedules, Addenda, Exhibits, and Attachments, as so identified, shall be hereinafter collectively referred to as the “Agreement.”

Whereas, Sony is a provider of consumer and professional A/V electronics and entertainment products and services.

Whereas, Sony desires to engage Provider, and Provider desires to perform, certain services with respect to Provider’s products and services, upon the terms and conditions set forth herein.

1.	INTRODUCTION

Following the Effective Date and during the term of this Agreement, Sony may request Provider’s performance of certain sales, marketing and other services (the “Outsource Services”), which Provider agrees to provide pursuant to a mutually executed and agreed to statement of work (each an “SOW”). The terms and conditions of this Agreement shall apply to all SOWs. In the event of a conflict between the terms of this Agreement and any SOW, the terms of this Agreement shall prevail and such conflicting terms shall be deemed null and void. Sony hereby expressly authorizes Provider, during the term of this Agreement, to contact Sony’s customers on the basis of and in furtherance of Sony’s established business relationship with its customers, in accordance with the applicable SOW. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Business Day” means any day other than Saturday, Sunday, or any nationally recognized holiday in the United States; (ii) “Sony” means Sony and any of its affiliates; (iii) “Sony Data” means proprietary Sony data furnished to Provider by Sony; (iv) “Customer” means any entity that has purchased or licensed, or prospectively will purchase or license, a Product from Sony; (v) “Deliverable” means any work product identified to be delivered by Provider to Sony under an SOW; (vi) “Product” means any product or service that Sony offers to its Customers.

2.	TERM

Unless earlier terminated under Section 9.1 below, Provider agrees to offer its Outsource Services to Sony for a period of three (3) years. Thereafter, this Agreement shall automatically renew for additional successive one (1) year terms unless either party provides notice of its desire not to continue this Agreement for such additional one (1) year term at least sixty (60) days prior to the end of the then relevant term.

3.	PERFORMANCE

Except as set forth in Section 6 below, Provider shall provide to Sony the Outsource Services in the time and manner specified in the relevant SOW.

4.	PAYMENT & TAXES

4.1 As full and complete consideration for the Outsource Services to be performed by Provider, and for the rights granted/assigned herein, Sony shall pay Provider such fees and other compensation as are set forth on the applicable SOW (the “Fees”). Fees invoiced shall be invoiced in the manner specified in the applicable SOW and Provider shall submit such invoices in a manner that conforms to Sony’s reasonable requirements. Sony shall have no obligation to pay any invoice submitted more than *** days from when such invoices should have been issued according to the applicable SOW. Sony shall pay undisputed invoices within *** days of Sony’s receipt of such invoice. Any of the Fees payable on a per diem/per hour basis are only for those days/hours actually worked by Provider. Payment of the Fees is subject to completion of the Outsource Services covered thereby to the reasonable satisfaction of Sony. ***. Sony shall reimburse Provider for reasonable pre-authorized travel and lodging expenses incurred in connection with performance of the Outsource Services. Such expenses must either be set forth on the applicable SOW or approved in advance by Sony. Reimbursement shall be conditioned upon providing Sony with itemized receipts and supporting documentation submitted in accordance with Sony’s instructions. All air travel shall be coach class unless approved in advance by an authorized representative of Sony.

4.2 If Provider determines that it has any inquiries, problems or believes there are errors or discrepancies with respect to any amounts due pursuant to this Agreement, Provider shall give Sony written notice thereof within *** days from the date that the Outsource Services which gave rise to the inquiry, problem and/or discrepancy, etc. were performed. Provider’s failure to give Sony such notice or Provider’s failure to invoice Sony for any Service or expense within *** days after such Service is performed or expense is incurred shall constitute a waiver of any and all rights which Provider may have to any payment, adjustment, charge or reimbursement by reason thereof.

4.3 US Dollars: All payments shall be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes.

4.4 Payment Terms: Except as set forth below and as may otherwise be set forth in an SOW, all amounts owed by either party to the other hereunder shall be due and payable within *** days, and shall be net of amounts returned by Customers.

4.5 Tax Withholdings: Each party acknowledges and agrees that the other party has the right to withhold any applicable taxes from any royalties or other payments due under this Agreement if required by any government authority. Without limiting the foregoing, if Sony is purchasing products/services from Provider on behalf of a

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

subsidiary or affiliate of Sony, Provider acknowledges and agrees that Sony may withhold from any royalties or payments due for such products/services any applicable taxes incurred by Sony that result from Sony providing such products/services to the applicable Sony subsidiary or affiliate.

4.6 Tax Liability: Notwithstanding the terms of Section 4.5 above, each Party shall be solely responsible for its own taxes, including, without limitation, income, franchise, property, sales, use and value added taxes, assessments, other similar tax-like charges, and tax-related surcharges which may be required or imposed by any federal, state, or local taxing authority.

5.	DELIVERABLES

Sony’s acceptance of any Deliverable shall be as set forth in the applicable SOW.

All products, data, business plans, information, specifications, drawings, or other Sony property furnished by Sony to Provider (the “Sony Property”) shall remain the exclusive property of Sony. Such Sony Property will be used for no purpose other than the performance of the Outsource Services. If requested by Sony, Provider shall sign and deliver a written itemized receipt or loan agreement for all such Sony Property and shall be responsible for its safekeeping. Upon termination or expiration of this Agreement, all Sony Property shall be immediately returned to Sony.

6.	LIMITED WARRANTY & REPRESENTATIONS & WARRANTIES.

6.1 Outsource Services: Provider represents and warrants to Sony that the Outsource Services shall be performed in a professional, and workmanlike manner in accordance with the requirements of this Agreement and the requirements and time schedules of any applicable SOW in all material respects, and in accordance with any applicable commercial standards generally observed in the industry for similar professional services. Provider further represents and warrants to Sony that the performance of the Outsource Services by Provider shall not violate any proprietary rights of third parties, including, without limitation, patents, copyrights or trade secrets, and that Provider’s rendering of the Outsource Services to Sony under this Agreement shall not violate any applicable law, rule, regulation or judicial order, or violate any contractual obligations or confidential relationships which Provider may have to or with any third party.

6.2 Deliverables: Except as may otherwise be set forth in an SOW, Provider warrants that Outsource Services shall be free of defects in material and workmanship and shall conform to the applicable specifications therefor.

6.3	REMEDY:

6.3.1	Outsource Services. In the event Provider breaches the warranty under Section 6.1 above, Provider shall re-perform the relevant portion of the Outsource Services to conform with Section 6.1 in all respects.

6.3.2	Deliverables. In the event Sony notifies Provider during the Warranty Period of a Deliverable’s breach of the warranty under Section 6.2, Provider agrees to either repair or replace such Deliverable to conform with Section 6.2 in all respects.

6.3.3	SOLE REMEDY. THE FOREGOING SECTION 6.3 STATES PROVIDER’S ENTIRE OBLIGATION AND LIABILITY AND SONY’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY UNDER SECTIONS 6.1 AND 6.2.

6.4.	Mutual Representations of the Parties: Each party hereby represents and warrants to the other that:

6.4.1.	Authority. It has full power and authority to enter into this Agreement and to perform its obligations hereunder.

6.4.2.	No Claims. There is no action, suit, proceeding, or material claim or investigation pending or threatened against such party in any court, or before any governmental department, commission, agency, or the like, or before any arbitrator which, if adversely determined, might adversely affect such party’s ability to fulfill its obligations or exercise the rights granted hereunder.

6.4.3.	No Conflict. Performance of this Agreement shall not violate any governmental laws, rules, ordinances, or regulations (including without limitation all applicable import or export regulations and all licensing or permitting requirements), or breach any other Agreement in which either party is bound.

6.5 Sony Data: Sony represents and warrants that it has all necessary rights, licenses and permissions to furnish Provider with and to authorize Provider’s use of the Sony Data in connection with the performance of the Outsource Services.

6.6 NO OTHER WARRANTIES: EXCEPT AS SET FORTH IN THIS SECTION 6, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER WITH RESPECT TO THE OUTSOURCE SERVICES, DELIVERABLES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXCLUDES ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ACCURACY, AND INFRINGEMENT. PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING SONY’S USE OR RESULTS OBTAINED FROM USE OF THE OUTSOURCED SERVICES OR DELIVERABLES.

7.	INDEMNIFICATION

7.1 Scope and Process: Each party shall defend, indemnify, and hold the other party harmless from and against any and all claims, injuries, damages, obligations, liabilities, causes of action, judgments and costs, including reasonable attorneys’ fees and court costs, arising out of or in connection with (i) such party’s breach of the warranties set forth in Section 6 above, (ii) any reckless, intentional,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

fraudulent or criminal act of such party or of any director, officer, employee, agent, or third party subcontractor of such party, (iii) claims by Customers based on (a), with respect to Provider, Provider’s representations or warranties to Customers other than those that Sony provides with the applicable type of “Service Contract” as set forth in an SOW, or (b) with respect to Sony, Sony’s representations and warranties, or breach thereof, that Sony makes to any Customer in respect of any “Service Contract” as set forth in an SOW or otherwise, or (iv) claims by or on behalf of either parties’ subcontractors, suppliers or employees for salary, wages, benefits or other compensation. The party claiming indemnification under this section (“Claiming Party”) shall notify the other party (“Indemnifying Party”) promptly and in writing of any claims subject to indemnification under this Section 7, and the Indemnifying Party shall have sole control of the defense, settlement, or trial thereof. The Claiming Party shall provide to Indemnifying Party, at Indemnifying Party’s request and expense, all reasonable assistance and all information reasonably available to Claiming Party for such defense. If Sony is prevented from using or otherwise enjoying the benefit of any Outsource Services, in whole or in part, as a result of any allegation of infringement of third party propriety rights, including but not limited to patents, copyrights, or trade secrets, Provider shall promptly, at its sole expense (including, if applicable, the expense of implementation and systems integration): (i) procure for Sony the right to continue using the Outsource Services or Deliverables in the same manner as Sony previously used such Outsource Services or (ii) modify or replace the infringing portion of the Outsource Services or Deliverables so it becomes non-infringing yet remains functionally and operationally equivalent.

7.2 SOLE REMEDY: THE FOREGOING STATES EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATION AND EACH PARTY’S SOLE AND EXCLUSIVE LIABILITY WITH RESPECT TO CLAIMS SUBJECT TO INDEMNIFICATION UNDER SECTION 7.1 ABOVE.

8.	LIMITATION OF LIABILITY AND ON DAMAGES.

8.1 TOTAL LIABILITY: IN NO EVENT SHALL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY HEREUNDER EXCEED THE NET AMOUNTS RECEIVED BY PROVIDER UNDER ANY SOW(S) DURING THE TWELVE MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY UNDER SUCH SOW(S). THE FOREGOING LIMITATION SHALL NOT APPLY TO AMOUNTS FOR WHICH EITHER PARTY IS LIABLE TO THE OTHER PARTY (A) FOR PERSONAL INJURY TO OR DAMAGE TO TANGIBLE PROPERTY OF EITHER PARTY CAUSED BY THE OTHER PARTY, OR (B) UNDER SECTION 7 ABOVE PROVIDED THAT IN NO EVENT SHALL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY UNDER SECTION 7 EXCEED AN AMOUNT OF 1 MILLION DOLLARS. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF THE THEORY OF RECOVERY INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR BASED ON THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. THE FOREGOING LIMITATIONS SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED UNDER LAW.

8.2 NO INDIRECT DAMAGES: EXCEPT WITH RESPECT TO AMOUNTS FOR WHICH EITHER PARTY IS LIABLE UNDER SECTION 7 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY (A) COST OF COVER OR SUBSTITUTE GOODS OR SERVICES OR (B) ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOST PROFITS, BUSINESS INTERRUPTIONS, LOSS OF DATA OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED UNDER LAW.

9.	TERMINATION

9.1 Cause: Either party may terminate this Agreement upon written notice to the other in the event of a breach of any material obligation hereunder by such other party which is not cured within thirty (30) days of written notice of such breach having been given to such other party.

9.2 Effect of Termination: In the event of termination under Section 9.1, each SOW executed between the parties shall terminate on the effective date of termination of this Agreement and Sony shall promptly pay, but in no event more than thirty (30) days after the effective date of termination, Provider for the Outsource Services and Deliverables, or portion thereof, properly performed up through the effective date of termination. Termination under Section 9.1 shall not be construed to be an election of remedies or a waiver thereof.

9.3 Bankruptcy, etc.: Either party may immediately terminate this Agreement by giving written notice to the other party if the other party is insolvent or has a petition brought by or against it under the insolvency laws of any jurisdiction; if the other party makes an assignment for the benefit of creditors; if a receiver, trustee or similar agent is appointed with respect to any property or business of Sony.

9.4 For Convenience: Any other provision of this Agreement notwithstanding, either Party shall have the right, within its sole discretion, to terminate the Agreement or any applicable SOW without further liability hereunder for any reason whatsoever upon ninety (90) days prior written notice to the other Party, except that, no notice For Convenience shall be served by Sony within the first 90 days from the Effective Date. In such event, each Party shall be liable to the other Party for fees earned and expenses incurred for the Services properly performed prior to such notice. Provider understands, acknowledges, and agrees that Sony shall not under any circumstances be liable for, or pay, any Implementation Fees or Start-up Fees waived by Provider.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1 Existing Intellectual Property: Each party hereby retains and shall own all right, title and interest in and to their respective Existing Intellectual Property. For purposes of this Agreement, the term “Existing Intellectual Property” means any and all technology, know how, show how, software, data, ideas, formulae, processes, charts, Confidential Information and any other materials or information and any and all worldwide intellectual property rights therein and thereto (a) owned or controlled by either

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

party on the Effective Date or (b) developed by either party outside the scope of this Agreement and which does not rely or use (i) the other party’s Existing Intellectual Property or (ii) Confidential Information.

10.2 No Other License: Except as set forth in this Agreement, including as may be provided in any SOW with respect to any Deliverable, neither party shall be deemed to have any license with respect to the other party’s Existing Intellectual Property hereunder and each party reserves all rights therein and thereto not so granted.

10.3 Sony Marks: Provider hereby acknowledges and agrees that (i) any license to use any Sony Marks shall be as set forth in an SOW and shall be limited to Provider’s performance of the relevant SOW; (ii) the Sony Marks are owned solely and exclusively by Sony, (ii) except for any license grant in an SOW, Provider has no right, title or interest in or to the Sony Marks and (iii) all use of the Sony Marks by Provider shall inure to the benefit of Sony. Provider agrees not to apply for registration of the Sony Marks (or any mark confusingly similar thereto) anywhere in the world.

10.4 Proprietary Notices: Provider agrees not to alter or remove any logo, insignia, copyright notice, trademark notice or other proprietary notice on or in any Product.

11.	GENERAL

11.1 Disputes: Before initiating a lawsuit against the other relating to a dispute or claim herein, Sony and Provider agree to first work in good faith to resolve between themselves such dispute or claim arising out of or relating to this Agreement. To this end, either party may request that each party designate an officer or other management employee with authority to bind the party to meet to resolve the dispute or claim. If, after meeting, the parties are still unable to resolve the dispute or claim, then the parties agree to submit the matter to mandatory mediation. During this resolution process, each party shall honor the other’s reasonable requests for non-privileged and relevant information. This paragraph shall not apply if: (i) the expiration of the statute of limitations for a cause of action is imminent; or (ii) injunctive or other equitable relief is necessary to mitigate damages.

11.2 Excusable Delay: Neither party shall be liable for any failure or delay in performing any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, war, strike, lockout, epidemic, destruction of production facilities, riot, or insurrection. Each party hereby excludes the application of this Section 11.2 from the obligation to make payments hereunder.

11.3 Survival of Terms: Regardless of the circumstances of termination or expiration of this Agreement or any SOW, the provisions of Sections 6 (“Warranty”), 7 (“Indemnification”), 8 (“Limitation of Liability”), 10 (“Intellectual Property Rights”) and 11 (“General”) shall survive the termination or expiration and continue according to their terms.

11.4 Confidentiality: Any confidential information that will be disclosed by either party related to this Agreement shall be disclosed pursuant to the terms and conditions of the Sony Non-disclosure Agreement Dated Nov.7, 2003 between Sony and Provider (“Confidential Information”); provided that the scope of use of such Confidential Information shall be deemed expanded to cover provision and receipt of Outsource Services and Deliverables as contemplated hereunder.

11.5 Publicity: Sony hereby consents to the use and publication of its name, trademarks and corporate logos by Provider solely for use for specific performance under this Agreement or SOW. In addition, except as required by law, neither party shall issue any press release, announcement or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the other party. Such consent shall not be unreasonably withheld. Sony reserves the right to (A) review in advance of publication or distribution any and all sales, marketing and other materials which incorporate Sony’s name, trademarks or corporate logos, and (B) disapprove the use of such materials if Sony determines, in its sole and absolute discretion, that such materials or Provider’s use of such materials are objectionable or otherwise unsuitable.

11.6 Insurance: Provider shall obtain and at all times during the term of this Agreement maintain at its own expense, with insurance companies acceptable to Sony, the minimum insurance coverage stated in Exhibit A to this Agreement.

11.7 Records & Audit: Provider shall maintain accurate and legible records, including but not limited to accounting records, related to the Outsource Services in English during the term of this Agreement and for a period of not less than three (3) years thereafter or that period prescribed by applicable law or regulation. During the foregoing period, Sony shall have the right, not more than once per six (6) month period, upon at least seven (7) Business Day’s written notice thereof to Provider, to conduct, at its sole expense and during the normal business hours of Provider, an audit of such records through an independent third party auditor, other than on a contingent fee basis, to verify Provider’s payment and/or remittance of amounts due under this Agreement. Sony shall use reasonable efforts to not disrupt or impede Provider’s business operations in the course of conducting any such audit.

11.8 Independent Contractors: The parties shall be deemed for all purposes to be independent contractors. Nothing in this Agreement or in the activities contemplated by the parties pursuant to this Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, neither party shall have the right or authority to bind or incur any liability or obligation of any kind on behalf of the other. Provider shall be solely responsible for all materials and work until Acceptance by Sony, and Sony shall have no direction (except in the results to be obtained) or control of Provider, or any person employed by or contracted for by Provider.

11.9 Amendments; Waivers: No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both parties, and shall be limited to the specific situation for which it is given. No amendment or modification to this Agreement shall be valid unless set forth in writing and signed by authorized representatives of both parties.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.10 Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of any provisions of the United Nations convention on the international sale of goods and without regard to principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and State Courts located in the County of Santa Clara, California, USA and hereby agrees that any such court shall be a proper forum for the determination of any dispute arising hereunder.

11.11 Notices: All notices permitted or required to be given under this Agreement shall be in writing and delivered to the parties at their respective addresses set forth below by (i) hand delivery, (ii) nationally recognized overnight courier (with tracking and receipt verification capabilities), (iii) certified or registered mail, postage prepaid, (iv) regular mail, or (v) facsimile transmission with a confirmation of receipt. Any such notice shall be deemed to be effective on the earlier of (a) the day of delivery by hand or overnight courier, (b) the day of transmission if sent by facsimile, (c) three days after mailing if sent by mail or courier in the manner set forth above, or (d) upon receipt:

If to Sony:

Sony Electronics Inc.

One Sony Drive

Park Ridge, NJ 07656

Attention: ***

Telephone: ***

If to Provider:

Rainmaker Systems, Inc.

1800 Green Hills Road

Scotts Valley, CA 95066

Attention: ***

Telephone: ***

Facsimile: ***

With a copy to:

N/A

Each party may change its respective address or facsimile number by submitting written notice to the other party in accordance with this paragraph.

11.12 Severance: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it shall be severed from the rest of the Agreement and ignored and a new provision deemed added to this Agreement to accomplish to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in this Agreement have no legal effect.

11.13 Non-Exclusive: Nothing in this Agreement shall require Sony to purchase from Provider all of its requirements for services that are the same or similar to the Outsource Services provided hereunder, and Sony may purchase similar or identical services from others. Similarly, Nothing in this Agreement shall preclude or limit provision of services similar to the Outsource Services to third parties, subject to the security and non-disclosure obligations set forth herein.

11.14 Third Party Contractors: Provider shall be free to use third party contractors in the provision of the Outsource Services and/or Deliverables to Sony hereunder, provided that Provider shall remain directly liable to Sony under this Agreement with respect to any Outsource Services performed and/or Deliverables delivered though the use of any such third party subcontractors or agents.

11.15 Assignment: This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each party may assign this agreement by operation of law or otherwise in the context of a merger or stock or asset sale, without such prior written consent. Any attempted assignment contrary to the preceding shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of each party’s permitted successors and assigns.

11.16 Entire Agreement: This Agreement, the NDA referenced in this Agreement and each SOW and each of their respective attached Addenda, Exhibits, Attachments, and Schedules, as so designated, set forth the entire agreement and understanding of the parties relating to the subject matter contained herein, and merges all prior discussions and agreements, both oral and written, between the parties. Each party agrees that use of pre-printed forms, including, but not limited to email, purchase orders, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in this Agreement, are void and of no effect. Unless otherwise expressly set forth in an SOW, as so designated, in the event of conflict between this Master Services Agreement and any SOW, the terms of this Master Services Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written herein.

Sony Electronics Inc.:		Rainmaker Systems, Inc.:

By:	/s/ Dan P. Wirrsma	By:	/s/ Martin Hernandez
Printed Name:	Dan P. Wirrsma	Printed Name:	Martin Hernandez
Title:	SVP	Title:	President
Date:	4/21/04	Date:	4/21/04

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

Insurance Requirements

In performance of the obligations under this Agreement, Provider agrees to comply with the following provisions regarding insurance coverage:

1. Provider shall obtain and at all times during the term of this Agreement maintain at its own expense, with insurance companies rated “A” or better by AM Best, the minimum insurance coverages set forth below.

2. Statutory workers compensation insurance in the state(s) or jurisdiction in which Provider’s employees perform services for Sony, and employer’s liability insurance with limits of not less than $***: (i) for each accident; and (ii) for each employee for occupational disease; or (iii) policy limit for disease.

3. Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $*** personal injury each occurrence, $*** general aggregate and products/completed operations coverage which shall include premises/operations liability, independent contractors liability, and broad form contractual liability specifically in support of, but not limited to, the indemnity provisions set forth in this Agreement.

4. Business automobile liability insurance with a limit of not less than $*** per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of the Provider and its employees.

5. Employee Dishonesty Insurance shall be procured, with blanket limits of at least $***.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

RAINMAKER SERVICES SALES, INC.

STATEMENT OF WORK

This Statement of Work (“SOW”) is subject to the terms and conditions of the Master Services Agreement (the “Agreement”) between Rainmaker Services Sales, Inc. (“Provider”) and Sony Electronics Inc. (“Sony”) effective as of April 22, 2004.

WHEREAS, Provider agrees to perform, and Sony desires to receive, the certain sales and marketing functions with respect to such Products set forth under this SOW.

NOW, THEREFOR, THE PARTIES AGREE AS FOLLOWS:

Capitalized terms not specifically defined herein shall have the meaning set forth in the Agreement.

MSA & Entire Agreement

The terms and conditions of this SOW are hereby incorporated in their entirety into the Agreement and set forth the entire agreement and understanding of the parties relating to the subject matter contained herein, and merges all prior discussions and agreements, both oral and written, between the parties. In the event of a conflict between the terms of this SOW and the terms of the Agreement, the terms of the Agreement shall prevail and such conflicting terms shall be deemed null and void.

License to Use Client Marks

Subject to the terms and conditions hereof, Sony hereby grants to Provider a nonexclusive, non-sublicensable and royalty-free license to use any trademark(s) or service mark(s) approved by Sony (“Client Marks”) in providing the Outsourced Services, including (1) to take, handle and fulfill Customer orders for Products, and (2) to market and sell the Products hereunder.

Use and Display of Client Marks

All materials in which Provider presents a trademark or service mark shall be in a form that complies with Sony usage requirements. These Client Marks include and are not limited to:

“SupportNETSM” is a registered service mark of Sony Electronics Inc.

“SystemWatchSM” is a registered service mark of Sony Electronics Inc.

“ServicesPLUSSM” is a registered service mark of Sony Electronics Inc.

Doing Business As (“DBA”)

Provider and Sony shall mutually agree to a DBA name to be utilized by Provider to provide the Order Processing Services, within five (5) Business Days of the Effective Date.

Term/Suspension/Termination

The term of this sow shall be for three (3) years from the Effective Date hereof. Either party may terminate this SOW upon at least ninety (90) days prior written notice to the other party, except that no notice shall be served by Sony, except for breach, within the first 90 days from the Effective Date. Thereafter, this SOW shall automatically renew for additional successive one (1) year terms unless either party provides notice of its desire not to continue this SOW for such additional one (1) year term at least thirty (30) days prior to the end of the then relevant term. In addition to the foregoing, this SOW shall immediately terminate upon the effective date of termination of the Agreement.

Post Termination Deliverables

Upon the termination or expiration of this Agreement for any reason, Provider shall promptly deliver to Sony or its designee all documents, and all media or items containing, in whole or part, any Confidential Information of Sony and any other materials, information or other items delivered by Sony to Provider hereunder (“Sony Materials”). Provider shall retain a copy of all Sony Materials only for so long as retention of such records is required under applicable federal and state tax reporting purposes or under other applicable governmental rules

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission or regulations (provided that the Sony Materials shall be subject to, and Provider shall fully comply with, the terms and conditions of the Sony Non-disclosure Agreement Dated November 7, 2003 between Sony and Provider), after which any such copies shall be returned to Sony or destroyed at Sony’s request.

Change Management

Sony may at any time provide written notice of modification to the Scope of Outsource Services to Provider. Said notice shall describe the requested modifications in detail sufficient to permit Provider to submit to Sony, within ten (10) Business Days following receipt of notice, an estimate of any additional cost (or cost reduction) to Sony and/or schedule impact to effect the modifications. Provider shall implement the modifications only upon prior written authorization from Sony. In this case, modifications refer to reporting and other minor enhancements to support the business relationship. It does not refer to fundamental changes in offerings or significant changes to tools.

I.	Definition of Terms

• “Business Day” means any day other than Saturday, Sunday, or any nationally recognized or holiday.

• “Customer” refers to an end-user customer of Sony.

• “Effective Date” is the date both parties sign the SOW.

• “Launch Date” is the date Rainmaker begins communications to or with Sony Customers.

• “Outsourced Services” means those services that Rainmaker shall provide for or on behalf of Sony as set forth in SOW(s) under the Agreement.

• “Product” means any product or service that Sony offers to its Customers. The types of Products to be offered by Rainmaker may be set forth in one or more SOW(s) under the Agreement.

• “Programs” mean the specific offers to “Target Market” as defined in the SOW

• “Target Market” means the customer segment to which Rainmaker may perform sales and marketing services with respect to the Programs, as set forth in the SOW.

•      “Business Rules” mean rules of engagement that are defined in cooperation with both Sony and Provider, which shall govern the day-to-day administration of this Agreement and the parties’ relationship hereunder.

• “Up – Sell” or “Upgrades” means selling a higher level of service to an existing service customer.

• “Extension” means extending the same level of service for additional year(s) upon service expiration, to existing service Customers.

• “IRIS” means Sony Electronics entitlement system

II.	Scope of Outsource Services

A.	Configurator

Services outlined in this SOW require the use of a pricing configurator. Provider shall create the Sony services pricing configurator, integrate it into Provider’s web quoting tools and Sony sales representative pricing and quoting tool as well as Provider’s internal sales and marketing systems and maintain the configurator by updating pricing and product changes as agreed in the business rules.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

The configurator shall define product families, service level & price of service for Products and Extensions. The configurator shall contain all data required for the specified Programs.

B.	Data and System Integration

Upon contract execution, Rainmaker shall begin integration of Contract Renewals Plus (CRP SM) services for Sony. The objective of the integration is to create a transparent extension of Sony for the purpose of sales and marketing of Sony Products as outlined in this SOW. Contract Renewals Plus integration shall include:

• ***

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Rainmaker shall provide an integration team to work closely with Sony during the integration process and “launch” transition period. The Rainmaker team shall ensure a smooth integration with minimal disruption to Sony’s daily operations.

C.	Marketing and Sales Programs

Sony shall leverage Provider’s people, process and technology through Contract Renewals Plus, CRP SM (Provider’s integrated solution for renewing technology service contracts and up-selling or attaching other service offers).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

Provider shall create a transparent extension of Sony using a team of sales and marketing professionals, and leverage Provider’s web and infrastructure technology and process expertise.

Sales Programs

Contract Reactivation Program

Contract reactivation programs pursue customers who have had a service contract in the past, which has already expired. We target these customers for immediate communication with the objective of bringing as many back onto contract as possible. Reactivation opportunities are generally looked at going back 12 months.

Contract Renewals Program

Contract renewals programs target customers who have active in-warranty uplift agreements, extended warranty or actual service contracts, which are coming up for renewal within the next 12 months.

Warranty Conversions

Customers still within their original warranty period who wish to purchase an extended warranty.

In Warranty Up-lift and Attach – Non-embedded service sales

This program targets customers fitting criteria for targeted offers based on the current asset base or company profile. These programs are most successful soon after the point of sale or with at least half the warranty period remaining.

Up-Sell Embedded Services Sales

All embedded services shall be targeted for entitlement registration. As with the warranty uplift program discussed above, this program targets specific customers based on the product or products purchased and offers services more suitable for the usage and environment in which the product is being used. This data should be provided to Rainmaker in regularly scheduled automated weekly data feeds.

Renewing Embedded Services

All embedded services sold by Sony and entitled within IRIS, or sold and registered through a reseller are eligible for renewal upon expiration. All embedded services data should be loaded into Rainmaker’s systems for timely targeted communications – Rainmaker shall market to these customers 120 days prior to expiration.

Targeted Offers (Sony System Monitoring Solutions)

Rainmaker welcomes the opportunity to create program specific campaigns to create awareness and generate sales for premium service offerings to Sony customers. One such product is Sony System Monitoring Solutions, which once again, is targeted to eligible customers who would benefit specifically by having this service.

Bi-Directional Lead Generation Activities

Rainmaker encourages the transfer of “warm” technical support leads to Rainmaker from Sony. These are opportunities for selling service that are discovered either through Sony’s Direct Equipment Sales or Service Operations organization. Inquiries about new product sales or questions about new equipment pricing shall immediately be forwarded or transferred to a designated Sony Direct Equipment Sales Account Managers. The parties shall establish specifically defined relationships between Provider’s sales personnel and Sony’s Direct Equipment Sales Account Managers (for equipment sales). These relationships shall generate additional product and service lead volume and sales with the larger Sony customers.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

Data provided by Sony to Provider for the Programs listed in this SOW (the Programs) constitutes opportunities that are exclusive for Provider to pursue. Sony agrees that there shall be no conflicting programs conducted by Sony or Sony’s sales teams for the Programs. The parties shall standardize service programs and their sale through the Provider.

Commissions and Processing Fees

Provider shall be entitled to commission and processing fees defined in MIII below for any sale it makes to Sony Customers for which the Provider was the lead sales agent. For sales credited to Sony Direct Equipment Sales or Professional Services Sales Representatives, Provider shall be entitled to only the processing fee as defined in MIII below.

The following parameters shall be used in managing these sales activities and shall be further defined in the Business Rules:

Named Accounts - Sony shall provide Provider with a list of Named Accounts. Named Accounts are Customers to which a Sony Direct Equipment Sales Representative and/or Sony Professional Services Representative is named or specifically assigned.

Contract Renewals (including embedded service renewals), and Warranty Conversions – Provider shall be the exclusive sales agent for managing contract renewals and warranty conversions except in the case of a named account which is assigned to a Sony Professional Services Representative and where the current in-quarter contract renewal or warranty conversion opportunity is greater than $200K for that named account.

Sony Professional Services Representatives – In situations where a Sony Professional Services Representative is assigned, all sales of services with the exception of Contract Renewals and Warranty Conversions under $200K shall be sold by and credited to the Sony Professional Services Representative.

Sony Direct Equipment Sales Account Managers – In the case of a sale to a Sony account to which a Sony Direct Equipment Account Manager is assigned, the Sony Direct Equipment Sales Account Managers shall receive credit for the sale if he/she generates the lead and is responsible for closing the sale. In this case, Provider shall be entitled to only the processing fee as defined in Section M.III below. In situations where a Sony Direct Equipment Salesperson is named, but did not generate the lead or close the sale, Provider shall be entitled to both commissions and processing fee.

Collaborative Selling with Sony Direct Equipment Sales Account Managers – In some cases, a Sony Direct Equipment Sales Account Manager may wish to collaborate with a Provider telesales representative to assist in securing a services sale. Such assistance may include providing quotes, re-quotes, equipment list updates and various follow-up activities. In such cases Provider shall be entitled to between ***% and ***% of the sales commission as well as the appropriate processing fee as described in MIII below. The percentage differences shall be further defined in the Business Rules.

After Programs have been initiated, Sony shall provide at least sixty (60) days notice to Provider of changes to the Programs or Target market to allow Provider ample opportunity to make adjustments to forecasts, systems and communications that are in progress.

Sony and Provider shall mutually agree upon the format and delivery/transfer method of Customer data.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

Marketing Programs

Provider shall develop marketing programs to meet Sony & Provider objectives for the Programs. Provider shall create Sony-specific marketing strategies based on Provider expertise and Sony business objectives. After analyzing, segmenting and profiling Customer data, Provider shall execute specialized communication programs to cost-effectively deliver renewal revenue. The marketing programs shall leverage best practices and expert marketing strategies to cover each Program and Customer segment with targeted offers resulting in strong Customer relationships that lead to renewed contracts and acceptance of Up-Sell and attachment offers.

Sony shall review and approve marketing concepts & materials for content and clarity in writing and prior to distribution. Sony shall provide approval of marketing campaigns within five (5) Business Days from date of receipt, or as established in the Business Rules.

Excluded Accounts

Sony may identify a limited number of top accounts, which shall be excluded from the Programs. Excluded accounts shall be identified at least 10 days prior to Launch Date to insure proper data integration and marketing campaign implementation.

D.	Product Sales Training

Sony shall provide initial product sales training (“training”) to Provider on Sony’s Products applicable to the Outsource Services outlined in this SOW. Sony and Provider shall agree on the amount of initial training required. The training shall take place at Provider’s location in Scotts Valley, California. Provider shall provide trainers for all ongoing and new hire training for Outsource Services provided within the scope of this SOW. For additional training required supporting Sony’s new products or services applicable to this SOW, Provider and Sony shall agree on the amount of training required and the training location.

Provider shall provide training on the Sony sales representative pricing and quoting tool. Provider shall provide such training via web/teleconference to Sony sales representatives. Support for Sony sales representatives shall be provided via email or telephone.

E.	Telesales

Provider shall establish a dedicated team of sales professionals and customer service representatives to conduct sales activities, answer customer questions, facilitate customer request for changes, and provide quotes and process orders. Provider’s dedicated sales team shall not, under any circumstances, work on other Provider accounts.

Provider’s sales teams shall be introduced to their Sony counterparts or Sony Direct Equipment sales representatives assigned to the same Target Markets, Customers or territories. The purpose of this introduction and collaboration is to ensure the best customer experience, eliminate conflict and inspire teamwork resulting in successful sales Programs and increased Customer satisfaction. Sony shall provide Provider with a Direct Equipment Sales Account Manager to Customer matrix to assist Provider in the assignment of its sales representatives.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

Provider shall also work with Sony to support the Sony sales organizations with marketing information, lead referrals and Customer intelligence as well as incorporating new sales messaging into the overall marketing strategy when targeting renewal Customers. These four areas of support shall adhere to the following guidelines and shall ultimately be established in the Business Rules:

•	Marketing Information – Rainmaker shall provide Sony sales organizations with samples of the marketing campaigns for awareness.

•	Leads for new product sales can be forwarded to Sony for proper disbursement via phone to a single point of contact.

•	Customer Intelligence consists of lost deal as per information obtained either on line or via phone.

F.	Web Based Contract Viewing, Registration, Quoting and Ordering Tools

•	Online Registration Site – Provider shall create a Sony branded online registration site for use by Customers, Resellers and Sony to register Sony products and embedded services. This registration shall be used to populate the online contract viewing site for each Customer as well as feed to IRIS for entitlement. As with all other Outsource Service Deliverables, Provider shall obtain Sony’s prior written consent before initiating use of the Sony branded online registration site. Approval requirements for resellers shall be established in the Business Rules.

•	On-Line Contract Viewing and Renewal Website - Provider shall deploy its online contract viewing and renewal tools for Sony customers to view all of their Sony equipment and status of current service. This Sony-branded web site, which is integrated with the Sony pricing configurator, is the customer destination for the Sony marketing programs, providing information to Sony customers about eligible and recommended service offerings. Customers can view terms and conditions, details of current warranty and service information, update profile information, self quote, request moves adds and changes and make purchases directly on line by credit card or purchase order. Provider’s telesales team shall respond to all emails, requests for formal re-quotes and inbound calls of customers who request assistance by calling the 800 number posted on the web. As with all other Outsource Service Deliverables, Provider shall obtain Sony’s prior written consent before initiating use of the On-Line Contract Viewing and Renewal Website.

•	Sony Service Sales Representative Pricing, Quoting and Order Website – This web portal is integrated with the Sony pricing configurator developed by Provider and allows Sony Service sales representatives to price, quote and order any Sony Product. Quotes generated for Customers shall automatically generate an email to both the Customer and the sales representative. Customers may reply by accepting the order on the web with a Purchase Order (P.O.) or credit card. Sony sales representatives that receive confirmations and P.O.’s directly from the customer shall enter the P.O. and customer information directly into the web site. As with all other Outsource Service Deliverables, Provider shall obtain Sony’s prior written consent before initiating use of the Sony Service Sales Representative Pricing, Quoting and Order Website.

•	Orders initiated by Sony sales representatives shall require confirmation of credit approval which shall be submitted as a web request on the sales representative check out screen. A process for submitting credit approvals from Sony to Provider shall be outlined in the Business Rules. All orders shall generate an order confirmation email to both the sales representative and the Customer. Orders initiated by Sony sales representatives that are accepted directly by the Customer on the web shall generate

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission a request for hard copy P.O. via fax or email. A process shall also be established to confirm a Sony authorized credit approval. Sony sales representatives shall also be required to fax the P.O. for each order that they enter into the system.

•	Reseller Program – Provider and Sony shall work together to promote a reseller participation program, which shall provide a win-win situation, for both Sony and the reseller, building Sony brand equity, generating revenues and providing Customers with an exceptional experience. In this Program resellers shall provide Customer data in a predefined standard format and an authorization for Sony and/or Provider to contact Customers for the purpose of extending, up selling, renewing, and reactivating Sony Products.

Reseller Customer data shall be flagged with the reseller code and integrated into the same sales and marketing programs as Sony direct Customers. Marketing shall drive Customers to a secure website, co-branded with the reseller and Sony branding. Customers wishing to purchase new Sony equipment shall have the ability to link directly to the reseller site. Orders shall be tracked by reseller for individual reseller reporting and compensation.

•	Reporting Portal - Provider shall provide a web based report portal where reports are posted. Sony and Provider shall establish Reporting Portal specifics via Business Rules Provider shall work with the Sony to develop a schedule for reporting and delivery system to be provided. As with all other Outsource Service Deliverables, Provider shall obtain Sony’s prior written consent before initiating use of the Reporting Portal.

G.	Order Management

•	Provider generated orders – Provider shall manage and execute specific sales and marketing Programs that generate orders for which Provider shall be compensated as a percentage of the net sale price for the sale and an additional percentage for the order processing. For these orders Provider shall check the customer’s credit and assume any and all credit risk. Provider shall invoice the Customer and collect the Customer payment. Customer payments shall be remitted to the Provider DBA, i.e., “Sony Service Sales.”

•	Multiple frequency billing - Provider and Sony shall work together to establish parameters for qualification and process management of monthly and quarterly customer billings per contract. Details shall be managed through the Business Rules.

•	Sony Service Representative Generated Orders – For orders initiated by Sony Service Sales representatives and entered in through the web portal, Provider shall be paid a percentage of the net sale price only for the order management. In these cases, Provider shall accept orders submitted with a credit card or P.O. as well as mail-in orders that are accompanied by a check. Orders shall be checked for accuracy, receipt of P.O., and credit card verification. Customers using a P.O. shall be invoiced with the remittance to the Provider DBA, i.e., “Sony Service Sales”.

•	Sony shall define for Provider all necessary data required for a valid customer P.O. Provider shall make such requirements known to the customer and use best efforts to secure all necessary information on each customer P.O.

•	Taxes – Sony and Provider shall each be responsible for its own taxes, including, without limitation, income, franchise, property, sales, use and value added taxes, assessments, other similar tax-like charges and tax-related surcharges which may be required or imposed by any federal, state or local taxing authority.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

The relationship of the parties under this SOW shall be deemed for all purposes to be independent contractors. Nothing in this SOW or the activities contemplated by the parties pursuant to this SOW shall be deemed to create an agency, partnership, employment or joint venture relationship between parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, neither party shall have the right or authority to bind or incur any liability or obligation of any kind on behalf of the other.

•	Entitlement - All approved orders shall be processed through the entitlement system. Provider and Sony shall collaborate to create an automated data feed from Provider’s systems into Sony’s IRIS system for entitlement registration on a daily basis. This data file shall be mapped to IRIS providing information including SKU, serial number, Customer#, Up-sell/Extension, Start/End Date, Total Sales Amt, Net Sony Proceeds, Customer Address, Customer Contact Name & Phone #. Data files shall be scheduled for sending to Sony each Business Day at an agreed upon time based on integration requirements.

•	Updates to Online Viewing – All orders processed and entitled shall appear on the Customer website for viewing and service management.

•	Temporary Staff for Interim Solution: In the event that the automated entitlement feed into IRIS is not complete by the Launch Date, Provider shall place one (1) temporary staff at Sony’s site in San Jose, CA to manually enter entitlement information into Sony’s IRIS system. This interim Solution shall be paid for by Sony to Provider through the margin in an amount equal to the cost and expenses of this temporary service so long as Sony reviews and pre-approves such costs in writing. Temporary Staff shall be hired and managed by Sony. During the Interim Solution period, should the parties agree that additional temporary staff are required, or should the Interim Solution period extend beyond the initial timeframe, therefore requiring additional or continuing use of Temporary Staff, Provider shall continue to retain such Temporary Staff for the term mutually agreed upon between Sony and Provider, and Sony shall compensate Provider at cost plus expenses through a margin adjustment.

•	Remittance to Sony – Provider shall generate a Consolidated Purchase Order, (CPO) at the end of each month representing all approved orders, which have been invoiced to Sony Customers. CPOs shall be separated by Sony initiated orders for which Provider is Providing order management services only and Provider initiated sales orders. For each CPO, Provider shall calculate the amount based on the net contract price after Provider discount. CPOs shall reflect credits and returns. Sony shall notify Provider within 3 business days of any discrepancies found on the CPOs and invoice Provider for the amount due per CPO. Rainmaker shall pay Sony’s invoice within 45 days of receipt. The CPO for Sony initiated sales orders shall be submitted for those orders that were fully paid during that month.

•	Collections – Provider shall be responsible for any and all collections activities. For sales orders initiated by Sony sales representatives Provider shall conduct collections activities for an agreed to period after invoice. If the invoice is not paid by the agreed to period, Provider shall pass the order information back to Sony collections for final collection action. At that point in time, Provider responsibilities for collection from Customer or payment to Sony shall cease for those orders passed back to Sony. Collections for sales orders generated by Provider shall be the responsibility of Provider.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

A misdirected payments policy shall be established and mutually agreed to within the Business Rules. This policy shall guide both Provider and the Sony in the event payments are provided inadvertently to Rainmaker or the Sony. The process is to reconcile records and provide a check to the appropriate party to clear the receivable. Contacts at both Provider and the Sony are required to ensure smooth communications and processing

•	Discontinuance of Service for non-paying Customers – Provider will notify Sony of any Customer who fails to pay Provider’s invoice within 60 days. Sony shall discontinue the service for that customer and refund Provider the amount equal to the prorated portion of the net sale associated with the Product.

H.	IT Efforts – Data Files and Transfers

•	Data Files and Data transfer formats/layouts – Sony and Provider IT and business group shall agree (in advance and in writing) upon appropriate layouts for data transfers in the Business Rules.

•	Customer Data Updates – Provider shall provide Customer incremental contact data updates (contact name, phone number, address, fax number, email address) to Sony on a monthly basis in an agreed upon layout. Data files shall be scheduled for sending to Sony between 12pm – 3pm CST on the second Monday of every Month.

•	Install Base – Sony shall provide incremental updates to the install base to Provider on a monthly basis. The updates shall include additional sales and modifications to previous Customer asset information. Data files shall be sent to Provider between 12pm – 3pm CST on the 2nd to last Monday of every month.

•	Customer Contact Data – Sony shall provide customer contact data, including contact name, email address, mailing address, phone number & fax number where available. Contact data must be provided within 15 business days of Effective Date.

•	Sony Pricing Data – Sony shall provide pricing updates to Provider, which contains product, service level, service offering and all pertinent pricing information. Data file shall be sent to Provider between 12pm – 3pm CST. Provider shall require a minimum of five (5) days to implement and test pricing updates.

•	Confidential Sony Data Requirements - Provider shall meet Sony’s requirements for keeping Sony confidential information at a Provider’s off site facility. The following requirements must be met:

•	All transmission of Data must be done securely, i.e. encrypted.

•	For the initial data exchange

•	For all subsequent exchange (daily updates or employee updates) of information

•	Access to the data shall be via identification and authentication methods that meet or exceed Sony’s standards.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

•	Provider shall comply with all other terms and conditions of the Sony Non-Disclosure Agreement Dated November 7, 2003 between Sony and Provider.

I.	Deliverables/Approvals

The following written approvals shall be required by Sony for all development work and Sony branded deliverables:

•	Scope Document for Configurator

•	Scope Document for Process Flows

•	Marketing Campaign Review Documents

•	Content of Sony Marketing Campaigns

•	Sony Web-site Design Review Documents

•	Sony Sales Representative Web Tool

•	Content of Sony Web-site

•	Consolidated P.O. for contracts sold

•	Reports from Programs as outlined in this SOW

J.	Business Review and Engagement

•	Quarterly Performance Assessments- At the end of every 3 month-period following Launch Date, Rainmaker and Sony may mutually agree to adjust program commission percentages for the programs. At each 3-month review, Rainmaker and Sony shall identify and implement activities that improve efficiencies and/or attainment levels of the programs. Beginning with the 2nd 3-month review (at the end of the first 6 month period) and every 3 months thereafter, Rainmaker and Sony shall work in good faith to adjust program pricing accordingly to share any impact to the net contribution actually achieved. Improvements to the net contribution of the programs shall be shared through price adjustments to the programs. Declines in the net contribution due to such actions as changes to the service offering and/or price changes to the service contracts affecting the success of the program are also to be considered for sharing between Rainmaker and Sony. Sony and Rainmaker shall mutually agree to any pricing changes in Writing.

•	Weekly Sales Review – Provider shall provide weekly sales reports and participate in a weekly status meeting.

•	Quarterly Business Review – Provider and Sony shall meet on a quarterly basis to review the financial results, renewal rates, customer service metrics, marketing activities and forecasts. Location of the meeting shall alternate between Sony and Rainmaker selected locations.

K.	Service Offerings and Price Changes

•	List Price of Services to Rainmaker

Sony shall provide Service list pricing and appropriate discounting structures that shall be used by Provider as the basis for selling Sony services. Sony shall convey services based upon pricing in effect per the most recent list pricing submitted to Provider. Sony shall provide Provider with notification of price changes within 5 days of price changes and shall submit changes to Provider via an agreed upon pricing file format. Provider shall incorporate price within 5 days of Sony providing a new price file. Provider shall have price protection for any outstanding quotes for thirty (30) days after any price change.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

•	Discontinuance of Service Offerings

Sony shall provide Provider with sixty (60) Business Days written notification before Sony discontinues service offerings impacting the Programs.

•	Sony-Based Pricing Promotions

Provider shall be permitted to participate in any and all sales discounting promotions that Sony may offer from time to time in connection with any Service Offerings within the Programs.

L.	Reports

Reports Provided by Provider: TBD

Weekly

•	Revenue reporting by segment and program.

Monthly

•	This report provides all sales and returns activity within a calendar month. Information provided on this report shall include the following: Order Invoiced date, Customer number, Customer name, Customer ship to information, Customer contact, Provider order number and line number, Provider SKU, Sony description, List Price, Total List Price, Selling price, Total Selling Price, Total Quantity Sold, Unit Cost and Total Cost Due.

Quarterly

•	Quarterly business review includes reporting on revenue attainment vs. forecast, renewal rate, marketing activity summary, and marketing response rate. Reporting by segment and program.

Custom Reports

•	Provider shall work with Sony to determine custom report requirements. Custom reports can range from product and/or service level specific to customer and/or segment specific. Reports can be provided in a number of formats that are easily imported into other systems or applications for manipulation, consolidation, further reporting and presentation. Sony and Provider shall work together to identify reports, content, format and frequencies that best meet Sony’s needs.

Sony may request custom reports or other business changes, which shall be provided by Provider pursuant to an amendment to the SOW that shall include an estimate of the cost of the customer report or other business changes. Provider shall implement the modifications only upon written authorization from Sony. In this case modifications refer to reporting and other minor enhancements to support the business relationship. It does not refer to fundamental changes in offerings or significant changes to tools.

M.	Pricing

Pricing Terms and Conditions

The pricing, underlying estimations and projected attainment for the Program Outsourced Services have been based on representations, information, data, estimates and assumptions provided by Sony to Provider. The parties agree that should that information prove to be materially different from the estimates and assumptions listed below, that Sony and Provider shall, in good faith, work to resolve to mutual satisfaction.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

III.	Pricing

Contract Renewals, Reactivations, Warrany Conversions and Up-Lift or New Service Sales

Margin-based CRP Renewal and Reactivation Services include:

• Data Management and Analysis	• Customer Contact Center

• Direct Marketing Delivery	• Contract Viewing Website, Reseller Program, Sony Services Web Based Services Quoting and Order Tool. • On-going management for Sony and Sony Resellers

• Professional Telesales	• Automated data feeds and data process management

Order management for non-Provider generated orders - The pricing for this shall be consistent with the tiered pricing for ICC based on the volume of commissioned orders being generated at any given time.

The qualifications for this service are: 1) Sony Service sales representatives shall confirm that Sony credit check has been performed based on Sony credit criteria (this shall be a confirmation check box on the web tool when the Sony Service representative submits the order), and 2) Sony assumes the credit risk for these orders, 3) Provider shall attempt to collect up to an agreed upon window of time after which Sony shall take over collections and determine course of action, 4) the value of orders managed through this process shall not affect Provider’s credit limit.

Reseller web branding customization - $2500 per reseller for up to 5 resellers - tiered pricing shall be established after the first 5 implementations

Tiered Pricing Schedule:

	Tier 1	Tier 2	Tier 3	Tier 4
	***	***	***	***
Gross Billings	***	***	***	***
Margin	***	***	***	***
Net to Sony	***	***	***	***
ICC Margin*	***	***	***	***

Margin based on cumulative gross billings for a 12-month period from the contract anniversary date.

*	Margin is based on percentage of gross billings.

Implementation	and Start-Up Fees

Design, develop and approval for initial multi-step marketing Campaign for four Sony Programs	$	*	**
Integration, Business Unit Set-Up, Technology costs for Development Automated Data Processes, Contract Viewing Website, Reseller Program Set-Up	$	*	**

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

IV.	Provider’s Requirements for Personnel, Agents or Subcontractors

•	Provider Liaison: By no later than 10 Business Days from the Effective Date, Provider shall appoint an employee who shall function as Sony’s primary Provider contact (“Provider Liaison”) during the integration process. Such Provider Liaison shall be highly knowledgeable in all aspects of Provider’s sales, marketing, finance and back office services.

•	Provider IT Liaison: Provider shall appoint an employee who shall function as Sony’s primary Provider contact for the duration of the agreement. Such Provider Liaison shall be highly knowledgeable in all aspects of Provider’s IT solutions.

•	Provider Sales Team: Provider shall create a dedicated sales team to perform outbound/inbound calling to Sony customers. All reps shall complete the minimum agreed upon product sales training prior to beginning sales.

V.	Sony’s Responsibilities

•	Sony Liaison: By no later than 10 Business Days from the Effective Date, Sony shall appoint an employee who shall function as Provider’s primary Sony contact (“Sony Liaison”). Such Sony Liaison shall be highly knowledgeable in all aspects of Sony’s sales and fulfillment Business Rules and should be highly skilled in using the provisioning services under the Service Contracts.

•	Data Resource: Sony shall provide Provider with the assistance of one or more Sony employees (other than the Sony Liaison) who are skilled in the Sony Databases to enable Provider to integrate the Sony Databases with the Provider Database at Provider’s data processing facilities. This person shall be responsible for facilitating the transfer of any incremental data files to Provider and any transaction data files sent from Provider to Sony.

•	Administration of the Relationship: Provider’s officers and business unit director shall have direct access to a Sony executive sponsor to be named in the Business Rules and updated as necessary.

•	Customer Contact: Sony hereby expressly authorizes Provider to contact Sony’s customers on the basis of and in furtherance of Sony’s established business relationship with its customers for programs and services outlined in this agreement. Sony shall identify select accounts to exclude from Provider contact.

VI.	Business Rules - Prior to the Launch Date, Provider and Sony shall mutually agree upon Business Rules governing the day-to-day administration of this SOW and the parties’ relationship hereunder. Both parties agree to use their reasonable efforts to develop mutually satisfactory Business Rules to implement this SOW and acknowledge that the Business Rules may need to be modified from time to time.

VII.	Launch Date - Provider’s sales launch date is targeted for June 17, 2004 (8 weeks of integration time from Effective Date estimated to be April 22, 2004). Preparation for launch requires on-going IT integration efforts and establishing Business Rules between Sony and Provider. Milestone meetings shall be conducted to review project plans and ensure timely launch.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

Agreed and Accepted:		Agreed and Accepted:

SONY ELECTRONICS INC.		RAINMAKER SERVICE SALES, INC.

By:	/s/ Dan P. Wirrsma	By:	/s/ Martin Hernandez
Printed Name:	Dan P. Wirrsma	Printed Name:	Martin Hernandez
Title:	SVP	Title:	President
Date:	4/21/04	Date:	4/21/04

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission